NEWS RELEASE

FOR RELEASE: IMMEDIATELY

WAYNE SAVINGS BANCSHARES, INC. ANNOUNCES INCREASED EARNINGS FOR THE QUARTER AND NINE MONTHS ENDED DECEMBER 31, 2008

Wooster, Ohio (January 22, 2009) – Wayne Savings Bancshares, Inc. (NASDAQ:WAYN), the stock holding company parent of Wayne Savings Community Bank, reported net income of $584,000 or $0.20 per diluted share for the third fiscal quarter ended December 31, 2008, compared to $446,000 or $0.14 per diluted share for the third fiscal quarter ended December 31, 2007.  The increase in net income was primarily due to an increase in net interest income, resulting from decreased interest expense on deposits, partially offset by decreased interest income on loans and investments.

Net interest income increased $322,000 for the quarter ended December 31, 2008, compared to the quarter ended December 31, 2007.  Interest income decreased $418,000 during the 2008 quarter mainly as a result of lower overall market interest rates during the 2008 quarter compared to the 2007 quarter and the corresponding impact on new originations and existing adjustable rate loans.  However, interest expense decreased $740,000 during the quarter as a result of lower deposit balances and lower market interest rates being reflected in rates paid on certificates of deposit, money market deposit accounts and advances from the Federal Home Loan Bank of Cincinnati, partially offset by a higher volume of borrowings used to replace decreased deposit balances.  Noninterest income decreased $37,000, due primarily to lower service charges.  Noninterest expense increased by $25,000, or 1%, mainly due to increased compensation, deposit insurance and state franchise tax expense, partially offset by lower other operating expense.

A provision for loan losses of $185,000 was made for the 2008 quarter compared to $140,000 provided during the 2007 quarter, based on management’s assessment of probable incurred losses in the loan portfolio.  The increase was mainly due to management’s analysis of economic factors in the Company’s market area and the negative change in those factors from the 2007 quarter to the 2008 quarter.

For the nine month period ended December 31, 2008, net income totaled $1,716,000 or $0.59 per diluted share, compared to net income of $1,516,000 or $0.49 per diluted share for the nine months ended December 31, 2007.

Net interest income increased $617,000 for the nine months ended December 31, 2008 compared to the nine months ended December 31, 2007.  Interest income decreased $1,046,000 for the 2008 nine month period compared to the same period in 2007, as a result of lower overall market interest rates during the 2008 period compared to the 2007 period and the corresponding impact on new originations and existing adjustable rate loans.  However, interest expense decreased $1,663,000 compared to the prior year period as a result of decreased balances and rates paid on certificates of deposit, money market deposit accounts and advances from the Federal Home Loan Bank of Cincinnati, partially offset by a higher volume of borrowings used to replace decreased deposit balances.

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Noninterest income decreased $65,000, due primarily to a $21,000 reduction in gain on sale of real estate acquired through foreclosure and a $32,000 decrease in service charges and other income.  Noninterest expense increased by $101,000, or 1%, primarily due to increased compensation, occupancy, deposit insurance and franchise tax expense, partially offset by lower other operating expense.

A provision for loan losses of $346,000 was made during the nine months ended December 31, 2008 compared to $195,000 provided during the 2007 period.  The increase was due to management’s analysis of economic factors in the Company’s market area and the negative change in those factors from the 2007 period to the 2008 period.

According to Phillip E. Becker, President and Chief Executive Officer, “The economic environment has continued to deteriorate, which presents additional challenges to all institutions.  In this environment, selection of credit risks has taken on increased importance, along with the management of delinquent credits to assist borrowers as much as possible while minimizing credit losses.  The Company continues to exercise discipline in the management of noninterest expenses and the pricing of deposits in the face of continued strong competition from competitors seeking to meet their liquidity needs though the acquisition of high rate retail deposits.  During the past quarter, the Company elected to not participate in the government’s Troubled Asset Relief Program (the “TARP”) based on our assessment of the Company’s capital position and economic conditions in our market area.  The Company is participating in the liquidity guarantee programs of the FDIC to provide additional assurances to our depositors regarding the safety of their deposits.”

At December 31, 2008, Wayne Savings Bancshares, Inc. reported total assets of $405.4 million, up from total assets of $401.6 million at March 31, 2008.  The increase in assets was primarily due to an increase in loans, partially offset by decreases in cash and investment securities.  Deposits at December 31, 2008 were $310.8 million, a decrease of $6.9 million, or 2.2% from $317.7 million at March 31, 2008.  The decrease in deposits was primarily due to management’s decision to not compete aggressively with high rate retail CDs offered by competitors in the Company’s market area.  Borrowed funds at a cost lower than retail deposit rates were used to partially offset the decrease in deposits.

Stockholders’ equity at December 31, 2008 amounted to $34.1 million, or 8.41% of total assets, compared to $34.1 million, or 8.49% of total assets, at March 31, 2008.  During this period, net income was offset by cash dividends and a decrease in accumulated other comprehensive income.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio.

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Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT PERSON:	H. STEWART FITZ GIBBON III
EXECUTIVE VICE PRESIDENT
CHIEF FINANCIAL OFFICER
(330) 264-5767

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)
	December 31, 2008	March 31, 2008
	(Unaudited)
ASSETS

Cash and cash equivalents	$10,696	$13,063
Investment securities, net (1)	115,125	121,410
Loans receivable, net	255,122	242,255
Federal Home Loan Bank stock	5,025	4,892
Premises & equipment	7,680	8,012
Foreclosed assets held for sale, net	735	93
Other assets	10,987	11,859
TOTAL ASSETS	$405,370	$401,584

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	$310,811	$317,731
Other short-term borrowings	11,592	7,287
Federal Home Loan Bank Advances	44,500	38,500
Accrued interest payable and other liabilities	4,380	3,962
TOTAL LIABILITIES	371,283	367,480

Common stock (3,978,731 shares of $.10 par value issued)	398	398
Additional paid-in capital	36,166	36,127
Retained earnings	12,636	12,450
Shares acquired by ESOP	(1,015)	(1,097)
Treasury Stock, at cost (974,618 and 969,627 shares at December 31, 2008 and
March 31, 2008, respectively)	(14,530)	(14,481)
Accumulated other comprehensive income	432	707
TOTAL STOCKHOLDERS' EQUITY	34,087	34,104

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$405,370	$401,584
(1) Includes held to maturity classifications.

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, except per share data -- unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Interest income	$5,408	$5,826	$16,272	$17,318
Interest expense	2,290	3,030	7,259	8,922
Net interest income	3,118	2,796	9,013	8,396
Provision for loan losses	185	140	346	195
Net interest income after provision for loan losses	2,933	2,656	8,667	8,201
Noninterest income	421	458	1,310	1,375
Noninterest expense	2,568	2,543	7,668	7,567
Income before federal income taxes	786	571	2,309	2,009
Provision for federal income taxes	202	125	593	493
Net income	$584	$446	$1,716	$1,516

Earnings per share
Basic	$0.20	$0.14	$0.59	$0.49
Diluted	$0.20	$0.14	$0.59	$0.49

Dividends per share	$0.12	$0.12	$0.36	$0.36

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data - unaudited)

	For the Three Months
	ended December 31,

	2008	2007

Quarterly Results

Net Interest Income	$3,118	$2,796
Net Income	$584	$446
Earnings Per Share:
Basic	$0.20	$0.14
Diluted	$0.20	$0.14
Return on Average Assets (Annualized)	0.58%	0.44%
Return on Average Equity (Annualized)	7.03%	5.14%

	For the Nine Months
	ended December 31,

	2008	2007

Year to Date Results

Net Interest Income	$9,013	$8,396
Net Income	$1,716	$1,516
Earnings Per Share:
Basic	$0.59	$0.49
Diluted	$0.59	$0.49
Return on Average Assets (Annualized)	0.57%	0.51%
Return on Average Equity (Annualized)	6.97%	5.89%

	December 31,	March 31,
	2008	2008

End of Period Data

Total Assets	$405,370	$401,584
Stockholders' Equity to Total Assets	8.41%	8.49%
Shares Outstanding	3,004,113	3,009,104
Book Value Per Share	$11.35	$11.33